News Release

For Immediate Release:	For More Information,
September 13, 2013	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Announces Cash Dividend

Southern Pines, N.C. – The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has declared a cash dividend on its common stock of $0.08 per share payable October 25, 2013 to shareholders of record as of September 30, 2013. The $0.08 per share dividend rate is the same as the rate declared in the comparable period of 2012.

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina with total assets of approximately $3.2 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 97 branches, with 82 branches operating in North Carolina, 7 branches in South Carolina and 8 branches in Virginia, where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Greenville, North Carolina. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.